Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	January 4, 2024

Contact:	Nelli Madden
732-577-4062

UMH PROPERTIES, INC. CELEBRATES 55th ANNIVERSARY AT THE NEW YORK STOCK EXCHANGE ON JANUARY 10, 2024

FREEHOLD, NJ, January 4, 2024……… UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced that it will celebrate its 55th Anniversary by ringing the Opening Bell at the New York Stock Exchange (NYSE) on January 10, 2024.

Samuel A. Landy, President and Chief Executive Officer, commented “The Company is honored to celebrate its 55th Anniversary by ringing the Opening Bell at the NYSE. At yearend 2023, UMH had 68 million shares outstanding at a price of $15.32 per share, resulting in an equity market capitalization of over $1 billion. We are pleased to have crossed the $1 billion market capitalization mark and anticipate additional institutional funds becoming shareholders.

“Over the past 55 years, UMH has provided quality affordable housing using manufactured homes in communities that we operate. We have built a first-class portfolio of manufactured housing communities and a best-in-class operating platform that delivers industry leading results. We have a proven ability to acquire communities and improve them and substantially increase value through occupancy gains and operational efficiencies. This yields strong results for our shareholders while producing affordable housing for the Nation. UMH is well positioned to execute on our important social mission for years to come.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through a joint venture with Nuveen Real Estate.

A NYSE Company: Symbol - UMH

since 1968